FIRST AMENDMENT TO OFFICE SPACE LEASE

October THIS **FIRST AMENDMENT TO OFFICE SPACE LEASE** is made as of the 7th day of ~~June~~, 2010 by and between **TEXAS INSTITUTE FOR EYES LLC**, a Delaware limited liability company ("Landlord") and **NORTH AMERICAN SPINE**, a Texas limited liability company ("Tenant").

RECITALS:

A. Landlord and Tenant entered into that certain Office Space Lease dated August 5, 2009 for approximately 9,224 rentable square feet of space (the "Premises") in the building more particularly described in the Lease and that certain First Amendment to Office Space Lease dated as of June __, 2010 (as so amended, the "Lease").

B. Landlord and Tenant have agreed to amend the Lease as hereinafter provided. All capitalized terms not specifically defined herein shall have the meanings given or ascribed to them in the Lease.

NOW THEREFORE, in consideration of the mutual agreements hereinafter contained, and for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Expansion Premises. On and as of [__________, 2010] (the "Expansion Space Commencement Date"), there shall be added to the "Premises" demised under the Lease the Expansion Space consisting of approximately 2,865 rentable square feet as shown on Exhibit A attached to this Second Amendment.

2. Base Rent. Commencing on the Expansion Space Commencement Date, Tenant will pay Base Rent for the Expansion Space in the amount set forth in Section 1H of the Lease.

3. Tenant's Proportionate Share. Commencing on the Expansion Space Commencement Date, Tenant's Proportionate Share shall be the percentage obtained by dividing the rentable square footage of the Premises (12,157) by the rentable square footage of the Building (85,879), which shall be 14.16%.

4. Construction of the Tenant Improvements to the Expansion Premises. (a) Landlord agrees to construct or cause to be constructed the tenant improvements in the Expansion Premises (the "Tenant Improvements") as specified on the Floor Plan attached hereto and made a part hereof as Exhibit B. Landlord agrees to cause final plans and specifications for the Tenant Improvements to be prepared promptly in accordance with the Floor Plan and to submit the same to Tenant for its approval. Tenant agrees that it will not unreasonably withhold or delay its approval of the final plans and specifications. The final plans and specifications shall be approved by Landlord and Tenant by affixing thereon the signature or initials of an authorized officer or employee of each of the respective parties hereto. Such final plans and specifications shall be in lieu of and shall replace Exhibit B with respect to the Tenant Improvements. The signature of an authorized officer or employee shall be deemed conclusive evidence of the approval indicated by such signature. When Landlord requests Tenant to specify details or layouts for the Expansion Premises, Tenant shall specify same promptly so as not to delay completion of the Tenant Improvements in the Expansion Premises. Tenant shall pay to Landlord all reasonable increased

costs or damages, including lost rent, incurred by Landlord to the extent attributable to delays caused by Tenant.

(b) Landlord shall diligently proceed with the construction of the Tenant Improvements to the Expansion Premises and use commercially reasonable efforts to complete the same and deliver possession thereof to Tenant on the Expansion Premises Commencement Date. Notwithstanding the foregoing, if any delay in the delivery of possession of the Expansion Premises is caused or contributed to by a Tenant Delay (as defined in the Lease) or an Excused Delay (as defined in the Lease), then the time of completion of said construction shall be extended for the additional time caused by such delay. Any Tenant Delay shall not defer Tenant's obligation to commence paying Rent for the Expansion Premises on the Expansion Premises Commencement Date in accordance with Section 5.01 of the Lease, and Tenant shall pay to Landlord all reasonable increased costs or damages, including lost rent, incurred by Landlord attributable to Tenant Delays. The term "substantially complete" or "substantially completed" shall mean the date the Tenant Improvements are completed in substantial accordance with the final Plans and Specifications except for punch-list items, sufficient to allow Tenant to fully use and occupy same.

(c) The Tenant Improvements as shown on the final Plans and Specifications shall be constructed by Cadence McShane Construction Company LLC. All trades not performed by Cadence McShane Construction Company LLC shall be bid out to two subcontractors, and Landlord shall use its best efforts to obtain the lowest reasonable bids from such subcontractors. The Tenant Improvements shall be constructed on a cost plus basis, and the cost of the work shall include all labor, material, insurance, permits, general conditions, construction fee, design and engineering costs (the "Cost of the Work"). On behalf of the Tenant, Cadence McShane Construction Company LLC will solicit competitive bids from subcontracts on all subtrades.

5. Tenant Allowance. Landlord's financial contribution to the Cost of the Work shall be an allowance of $40.00 per useable square foot (the Expansion Premises are estimated to contain 2,515 useable square feet based upon 2,865 rentable square feet) (the "Allowance"). The Allowance may also be used for the costs of architectural, engineering and space planning, consulting services, furnishings, telephone, data cabling and office equipment installation, and other office setup costs, and any charges incurred by Tenant shall be paid by Tenant and submitted to Landlord for reimbursement. Any Tenant Improvement requests which cause the Cost of the Work to increase above $40.00 per useable square foot will require payment of such excess amount in cash to Landlord by Tenant upon approval of the final Plans and Specifications. Any unused portion of the Allowance shall, at Tenant's option, be used as a rent credit against the Base Rent starting with the first month in which Base Rent is due for the Expansion Premises until such credit is exhausted.

6. Except as herein specifically amended, the Lease shall remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Second Amendment is executed as of the date and year hereinabove set forth.

TENANT:

NORTH AMERICAN SPINE,
a Texas limited liability company

By: ______________________

Its: CEO

LANDLORD:

TEXAS INSTITUTE FOR EYES LLC,
a Delaware limited liability company

By: McShane Development Company LLC, a Delaware limited liability company and successor by merger to McShane Corporation, its managing member

By: ______________________

Its: Managing member

CHI:2451737.1